MVP REIT II, INC.
Articles Supplementary
Series 1 Convertible Redeemable
Preferred Stock

MVP REIT II, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the "Charter"), the Board of Directors (the "Board of Directors") of the Corporation by duly adopted resolutions classified and designated 97,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of Series 1 Convertible Redeemable Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series 1 Convertible Redeemable Preferred Stock

1. Designation and Number. A series of Preferred Stock, designated the "Series 1 Convertible Redeemable Preferred Stock" (the "Series 1 Preferred Stock"), is hereby established. The number of shares of the Series 1 Preferred Stock shall be 97,000.  The par value of the Series 1 Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) "Listing Event" shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation's assets or another transaction, in each case, approved by the Board of Directors in which the Corporation's common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b) "NASDAQ" shall mean the Nasdaq Stock Market.

(c) "Qualified Purchaser" shall mean any Person purchasing $1,000,000 or more of shares of Series 1 Preferred Stock in a single closing of the private placement by the Corporation of shares of Series 1 Preferred Stock (the "Private Placement Offering").  Purchases or other acquisitions of Series 1 Preferred Stock in separate closings in the Private Placement Offering will not be aggregated to determine Qualified Purchaser status, and purchases or other acquisitions of Series 1 Preferred Stock outside of the Private Placement Offering will not be considered in determining Qualified Purchaser status.

(d) "Person" shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(e) "Trading Day" shall mean, (i) if the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(f) "VWAP" shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such

Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series 1 Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series 1 Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the "Junior Stock"); (b) on a parity with the Series A Convertible Redeemable Preferred Stock of the Corporation and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series 1 Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series 1 Preferred Stock (the "Senior Stock").

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series 1 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.50% per annum of the initial stated value of $1,000 per share (the "Stated Value") (equivalent to a fixed annual rate of $55.00 per share); provided, however, that, Qualified Purchasers shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the Stated Value (equivalent to a fixed annual rate of $57.50 per share) until April 7, 2018, at which time, such dividend rate will revert automatically to 5.50% per annum of the Stated Value; provided further, however, that if a Listing Event has not occurred by April 7, 2018, the annual dividend rate on each share of Series 1 Preferred Stock will be increased to 7.00% of the Stated Value (equivalent to a fixed annual rate of $70.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate on each share of Series 1 Preferred Stock will revert automatically to 5.50% per annum of the Stated Value.  The dividends on each share of Series 1 Preferred Stock shall be cumulative from the first date on which such shares of Series 1 Preferred Stock is issued and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"); provided, that, no holder of any shares of Series 1 Preferred Stock shall be entitled to receive any dividends paid or payable on the Series 1 Preferred Stock with a Dividend Payment Date before the date such shares of Series 1 Preferred Stock are issued. Any dividend payable on the Series 1 Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the 24th day of each month (the "Dividend Record Date"). The term "business day" shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Series 1 Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series 1 Preferred Stock. Any dividend payment made on the Series 1 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series 1 Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series 1 Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series 1 Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series 1 Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VI of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series 1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series 1 Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 1 Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series 1 Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series 1 Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series 1 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 1 Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series 1 Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series 1 Preferred Stock shall not be added to the Corporation's total liabilities.

6. Conversion.

(a) Subject to the Corporation's redemption rights set forth in Section 6(b), each share of Series 1 Preferred Stock will be convertible into shares of the Common Stock, at the election of the holder thereof by written notice to the Corporation (each, a "Conversion Notice"), beginning upon the earlier of (i) 45 days after the occurrence of a Listing Event or (ii) April 7, 2019 (whether or not a Listing Event has occurred). The Conversion Notice shall state: (i) the number of shares of Series 1 Preferred Stock to be converted; and (ii) that the shares of Series 1 Preferred Stock are to be converted pursuant to the applicable terms of the shares of Series 1 Preferred Stock. Each such share of Series 1 Preferred Stock will convert into a number of shares of the Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of the Common Stock (the "Conversion Price").  The Conversion Price will be determined as follows:

i.
Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series 1 Preferred Stock is received prior to December 1, 2017, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 110% of the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

ii.
Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after December 1, 2017, the Conversion Price for such share of Series 1 Preferred Stock will be equal to the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

iii.
If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after April 7, 2019, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 100% of the Corporation's net asset value per share of the Common Stock ("NAV per share"), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation's initial public offering.

A holder may elect to convert all or any portion of its shares of Series 1 Preferred Stock by delivering a Conversion Notice stating its intent to convert such number of shares of Series 1 Preferred Stock into shares of Common Stock.  Subject to the Corporation's redemption rights set forth in Section 6(b) and Section 7, the conversion of the shares of Series 1 Preferred Stock subject to a Conversion Notice (the "Conversion Shares") into shares of the Common Stock will occur at the end of the 20th Trading Day after the Corporation's receipt of such Conversion Notice (the "Conversion Date").

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, determined as follows (the "Redemption Price"):

i.
If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received prior to April 7, 2018, the Redemption Price for such share of Series 1 Preferred Stock will be equal to 90% of the Stated Value of the share of Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

ii.
If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after April 7, 2018, the Redemption Price for such share of Series 1 Preferred Stock will be equal to 100% of the Stated Value of the share of Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

The Corporation, in its discretion, may elect to redeem, in whole or in part, any such shares of Series 1 Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date.  If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for purposes of this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of the Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series 1 Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7.  Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series 1 Preferred Stock, holders of any Series 1 Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series 1 Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given.  In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series 1 Preferred Stock is being redeemed pursuant to this Section 6; and (iv) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series 1 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series 1 Preferred Stock will be entitled to convert such shares of Series 1 Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VI of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series 1 Preferred Stock is not redeemable by the Corporation prior to the later of (i) the 20th Trading Day after the date of a Listing Event, if any, or (ii) April 7, 2018. However, the Series 1 Preferred Stock shall be subject to the provisions of Article VI of the Charter. Pursuant to Article VI of the Charter, and without limitation of any provisions of such Article VI, the Series 1 Preferred Stock, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership Limit (as defined in the Charter) or the Common Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Charitable Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Charitable Trust. For this purpose, the Market Price (as defined in the Charter) of Series 1 Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the later of (i) the 20th Trading Day after the date of a Listing Event, if any, or (ii) April 7, 2018, the Corporation may, at its option, redeem such shares of the Series 1 Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the "Optional Redemption Date").

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the "Optional Redemption Notice").

(d) If full cumulative dividends on all outstanding shares of Series 1 Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series 1 Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of the Series 1 Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series 1 Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series 1 Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series 1 Preferred Stock pursuant to Article VI of the Charter.

(e) If fewer than all the outstanding shares of Series 1 Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series 1 Preferred Stock is being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series 1 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series 1 Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series 1 Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series 1 Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of the Common Stock, if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation's initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series 1 Preferred Stock to be redeemed shall be paid in cash.

(b) Redemptions of shares of Series 1 Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share of stock, (ii) arrange for the disposition of a fraction interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock for the purpose of registering shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series 1 Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series 1 Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series 1 Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any shares of Series 1 Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series 1 Preferred Stock pursuant to Section 6, Section 7 and Section 8 occurs less than 20 Trading Days after the Corporation: (i) declaring a dividend or making a distribution on the Common Stock payable in Common Stock, (ii) subdividing or splitting the outstanding Common Stock, (iii) combining or reclassifying the outstanding Common Stock into a smaller number of shares or (iv) consolidating with, or merging with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series 1 Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series 1 Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series 1 Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer.  The Series 1 Preferred Stock is subject to the provisions of Article VI of the Charter.  In addition, no shares of Series 1 Preferred Stock may be sold or otherwise Transferred (as defined in the Charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the Charter) of such shares of Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Shares of Series 1 Preferred Stock shall include the following legend and any other legends required by state securities laws and the Corporation's Charter and bylaws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Any sale or transfer of shares of Series 1 Preferred Stock made in violation of any federal or state securities law shall be void ab initio.

SECOND: The shares of Series 1 Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 29th day of March, 2017.

ATTEST:		MVP REIT II, INC.

By:	/s/ Edwin H. Bentzen IV	By:	/s/ Michael V. Shustek	(SEAL)
	Edwin H. Bentzen IV		Michael V. Shustek
	Chief Financial Officer		Chief Executive Officer